EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in Registration Statements Nos. 333-02245, 333-42010, 333-50809, 333-86846 and 33-78102 on Form S-8 and Registration Statements Nos. 333-105918, 333-88122, 333-82080 and 333-125784 on Form S-3 of our reports dated January 9, 2008 relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries and the effectiveness of Photronics, Inc. and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Photronics, Inc. and subsidiaries for the year ended October 28, 2007.

/s/ Deloitte & Touche LLP Stamford, Connecticut January 9, 2008